Exhibit 99


   ENTERTAINMENT PROPERTIES REPORTS RECORD FOURTH QUARTER AND YEAR-END RESULTS

Kansas  City,  MO,  February  25,  2004,  --   Entertainment   Properties  Trust
(NYSE:EPR), today reported financial results for the fourth quarter and year ended December 31, 2003. The Company reported record fourth quarter and total year revenues, net income and funds from operations (FFO).

Total revenues increased 26% to $25.2 million for the fourth quarter as compared to $20.0 million for the same quarter in 2002. Total revenues for the year ended December 31, 2003 increased 27% to $91.2 million compared to $71.6 million for the same period in 2002.

Net income available to common shareholders for the quarter increased 25% to $9.1 million as compared to $7.3 million in the same quarter last year. Net income on a diluted per share basis increased 10% to $0.46 per share from $0.42 per share in the same quarter last year. Net income available to common shareholders for the year ended December 31, 2003 increased 15% to $32.1 million as compared to $27.9 million in the same quarter last year. Net income on a diluted per share basis increased 8% to $1.77 per share from $1.64 per share for the same period last year.

FFO increased 26% to $14.2 million from $11.3 million for the same quarter last year. On a fully diluted basis, FFO per share increased 10% to $0.68 per share from $0.62 per share for the same quarter last year. FFO for the year ended December 31, 2003 increased 19% to $50.0 million from $42.1 million for the same period last year. On a fully diluted basis, FFO per share increased 10% to $2.62 per share from $2.37 per share for the same quarter last year.

Commenting on today's news, David Brain, Chief Executive Officer said, "Our fourth quarter and year-end results reflect the substantial progress we have achieved in Company growth and development. We continue to see significant investment opportunities that we expect will support double-digit growth in revenues and earnings."

The Company is issuing 2004 FFO guidance in the range of $3.00 to $3.10 per diluted share which would represent an increase of approximately 14%-18% compared to 2003 FFO of $2.62 per share. The Company expects to complete property acquisitions of approximately $260 million during 2004. Factors that may affect achievement of the high or low end of the range include the timing and amount of property acquisitions, the timing and amounts of issuance of equity securities and changes in the interest rate environment.

                         ENTERTAINMENT PROPERTIES TRUST
                            Unaudited Financial Data
                      (in thousands except per share data)

                                                                    Three months ended               Twelve months ended
                                                                       December 31,                     December 31,
                                                                    2003         2002                2003           2002
                                                                 ------------ ------------       -------------  -------------
Rental revenue                                                       $25,157      $20,028            $89,965        $71,610
Other income                                                               -            -              1,195              -
                                                                 ------------ ------------       -------------  -------------
Total Income                                                          25,157       20,028             91,160         71,610

Property operating expense                                               300           30                698            201
General and administrative expense, excluding amortization
   of non-vested shares below                                            924          615              3,859          2,293
Interest expense, net                                                  8,207        6,580             30,570         24,475
Depreciation and amortization                                          4,729        3,606             16,359         12,862
Amortization of non-vested shares                                        231          500                926          1,048
                                                                 ------------ ------------       -------------  -------------
Income before gain on sale of real estate, income from joint          10,766        8,697             38,748         30,731
venture, and minority interest

Gain on sale of real estate                                                -            -                  -            202
Equity in income from joint venture                                      102          321                401          1,421
Minority interest                                                       (430)        (375)            (1,555)        (1,195)
                                                                 ------------ ------------       -------------  -------------
  Net income                                                         $10,438       $8,643            $37,594        $31,159

Preferred dividend requirements                                       (1,366)      (1,366)            (5,463)        (3,225)
                                                                 ------------ ------------       -------------  -------------
  Net income available to common shareholders                         $9,072       $7,277            $32,131        $27,934
                                                                 ============ ============       =============  =============

Basic net income per common share                                      $0.46        $0.42               $1.81         $1.65
Diluted net income per common share                                    $0.46        $0.42               $1.77         $1.64




                                              ENTERTAINMENT PROPERTIES TRUST
                Reconciliation of Net Income Available to Common Shareholders to Funds From Operations (A)
                                           (in thousands except per share data)

                                                                    Three months ended               Twelve months ended
                                                                       December 31,                     December 31,
FUNDS FROM OPERATIONS:                                              2003         2002                2003           2002
                                                                 -----------  ------------       -------------  -------------
Net income available to common shareholders                           $9,072       $7,277            $32,131        $27,934
Less: Gain on sale of real estate                                          -            -                  -           (202)
Add: Real estate depreciation                                          4,678        3,548             16,175         12,700
Add: Share of joint venture depreciation                                  32          102                135            497
                                                                 -----------  ------------       -------------  -------------
Basic funds from operations                                          $13,782      $10,927            $48,441        $40,929
                                                                 -----------  ------------       -------------  -------------

Add: minority interest in net income                                     430          375              1,555          1,195
                                                                 -----------  ------------       -------------  -------------
Diluted funds from operations                                        $14,212      $11,302            $49,996        $42,124
                                                                 ===========  ============       =============  =============

FFO per common share:   Basic                                          $0.71        $0.64              $2.72          $2.42
                        Diluted                                        $0.68        $0.62              $2.62          $2.37

  Shares used for computation (in thousands):  Basic                  19,532       17,182             17,780         16,909
                                               Diluted                20,802       18,219             19,051         17,762



(A) The National Association of Real Estate Investment Trusts (NAREIT) developed FFO as a relative non-GAAP financial measure of performance and liquidity of an equity REIT in order to recognize that income-producing real estate historically has not depreciated on the basis determined under GAAP. FFO is a widely used measure of the operating performance of real estate companies and is provided here as a supplemental measure to Generally Accepted Accounting Principles
(GAAP) net income available to common shareholders and earnings per share. FFO, as defined under the revised NAREIT definition and presented by us, is net income, computed in accordance with GAAP, excluding gains and losses from sales of depreciable operating properties, plus real estate related depreciation and amortization, and after adjustments for unconsolidated partnerships, joint ventures and other affiliates. Adjustments for unconsolidated partnerships, joint ventures and other affiliates are calculated to reflect FFO on the same basis. FFO is a non-GAAP financial measure. FFO does not represent cash flows from operations as defined by GAAP and is not indicative that cash flows are adequate to fund all cash needs and is not to be considered an alternative to net income or any other GAAP measure as a measurement of the results of the Company's operations or the Company's cash flows or liquidity as defined by GAAP.



                         ENTERTAINMENT PROPERTIES TRUST
                      Condensed Consolidated Balance Sheets
                                 (in thousands)

                                                  AS OF            AS OF
                                              DECEMBER 31,     DECEMBER 31,
                                                  2003             2002
    ASSETS
    Rental properties, net                      $  870,944       $  679,937
    Land held for development                       29,152           12,985
    Investment in joint venture                      1,336            1,109
    Cash and cash equivalents                       30,527           10,091
    Restricted cash                                  6,495            6,495
    Accounts receivable from joint venture               -            8,438
    Other assets                                    27,464           11,332
                                                 ---------        ---------
    Total assets                                $  965,918       $  730,387
                                                 =========        =========

    LIABILITIES AND SHAREHOLDERS' EQUITY
    Common dividends payable                    $    9,829       $    8,162
    Preferred dividends payable                      1,366            1,366
    Unearned rent                                      895            4,036
    Other liabilities                                2,864            1,653
    Long term debt                                 506,555          346,617
                                                 ---------        ---------
    Total liabilities                              521,509          361,834

    Minority interest                               21,630           15,375
    Shareholders' equity                           422,779          353,178
                                                 ---------        ---------
    Total liabilities and shareholders'         $  965,918       $  730,387
                                                 =========        =========
    equity



About Entertainment Properties Trust


Entertainment Properties Trust is the only publicly traded real estate investment trust (REIT) focused on the acquisition of high-quality real estate assets leased to leading location-based entertainment operators. Since November of 1997, EPR has acquired more than $900 million of properties. The Company's common shares of beneficial interest trade on the New York Stock Exchange under the ticker symbol EPR. Entertainment Properties Trust Company contact: Jon Weis, 30 Pershing Road, Suite 201, Kansas City, Missouri 64108; 888/EPR-REIT; fax:
816/472-5794. The Company website is at WWW.EPRKC.COM.


Safe Harbor Statement: This press release includes forward-looking statements as defined in the Private Securities Litigation Reform Act of 1995, identified by such words as "will be," "intend," "continue," "believe," "may," "expect," "hope," "anticipate," or other comparable terms. The Company's actual financial condition, results of operations and funds from operations may vary materially from those contemplated by such forward-looking statements. A discussion of the factors that could cause actual results to differ materially from those forward-looking statements is contained in the Company's SEC filings, including the Company's annual report on Form 10-K for the year ended December 31, 2002 and its prospectus filed under Rule 424(b) of the SEC on September 19, 2003.